Exhibit 99.1

December 7, 2010

Cytori Enters Strategic Equity Deal with Astellas Pharma; To Sell $10 Million in Equity at $7.00 per Share

SAN DIEGO, CA/TOKYO- Cytori Therapeutics (NASDAQ: CYTX) and Astellas Pharma Inc. have entered into a strategic equity agreement to evaluate the potential of adipose derived stem and regenerative cells for the treatment of serious illnesses for which there is no fundamental treatment. Astellas will purchase approximately 1.43 million unregistered shares of Cytori common stock at $7.00 per share for net proceeds to Cytori of $10 million. As part of the agreement, Cytori granted Astellas the following additional rights:

•	Two year right of first refusal for a worldwide research, development and/or commercialization partnership using Cytori’s products and technologies in the treatment of liver disease;

•	Non-voting observer seat on Cytori’s board-of-directors; and

•	Participation in a newly formed scientific advisory board

Per this agreement, Cytori and Astellas will further explore a collaboration for an advanced regenerative drug technology. The premium equity purchase will further support Cytori’s ongoing clinical and commercial activities. The transaction is expected to close around December 13, 2010, subject to customary closing conditions.

About Cytori

Cytori is a leader in providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution(R) System family of medical devices and instruments is being sold into European and Asian hospitals and clinics for cosmetic and reconstructive surgery but is not yet available in the United States. Our StemSource(R) product line is sold globally for cell banking and research applications. www.cytori.com

About Astellas

Astellas Pharma Inc., located in Tokyo Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 16,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology & Infectious Disease, Neuroscience, DM Complications & Metabolic Diseases, and Oncology. For more information on Astellas Pharma Inc., please visit www.astellas.com/en

Cytori’s Cautionary Statements

This press release includes forward-looking statements regarding future events and expectations, including but not limited to Cytori’s closing of the aforementioned equity transaction, the registration of unregistered stock, and entering into a potential development and commercialization agreement for liver disease. These forward looking statements involve risks and uncertainties, including the Company’s continue compliance with SEC regulations, The Company’s ability to translate its preclinical experience into therapeutic clinical applications, and other factors which may be beyond the Company’s control. For additional disclosure regarding these and other risks faced by Cytori Therapeutics refer to and carefully review the section titled "Risk Factors" in Cytori's filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q as well as in the final prospectus supplement related to the recently completed common stock offering. Cytori assumes no responsibility to update any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

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Contact

Cytori Therapeutics, Inc.

Tom Baker

tbaker@cytori.com

+1.858.232.7234

Astellas Pharma Inc.

Corporate Communications

Tel: +81.3.3244.3201 Fax: +81.3.5201.7473

www.astellas.com/en